Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholder-Director
QVC, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-233799 and 333-244803)
on Form S-3 of QVC, Inc. of our report dated March 1, 2023, with respect to the consolidated financial statements of QVC, Inc. as of December 31, 2022 and 2021.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2023